Exhibit 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement is made this 15 day of June 2007 by and between First Communications, Inc., a Delaware corporation (the "Parent"), First Communications, LLC, an Ohio limited liability company (the "Company"), and Joseph R. Morris, an individual residing at (the "Chief Operating Officer").

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing data, long distance and local telecommunications services to residential, midsize business and enterprise business customers in the United States (the "Telecommunications Business"), as well as being engaged in the "Broadband Over Powerline Business" (the "BPL Business");

WHEREAS, pursuant to a Membership Purchase Agreement to be entered into in the near future (the "Purchase Agreement"), the Parent will acquire all the membership interests in the Company and following the Closing (as defined in the Purchase Agreement) the Company will continue in existence as a wholly-owned subsidiary of the Parent;

WHEREAS, the Executive possesses valuable knowledge and skills with respect to the Telecommunications Business and the BPL Business, which knowledge and skills will contribute to the continued success of the Company; and

WHEREAS, the Parent and the Company desire to retain the services of the Executive, and the Executive is willing to enter into this Agreement with the Parent and the Company, in each case on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

PROVISIONS RELATING TO SERVICE AS A DIRECTOR OF THE PARENT

1.     Director.

(a)   The Executive acknowledges that he has been appointed as a Director of the Parent in the Certificate of Incorporation of the Parent to serve from the date of Admission of the Company to trading on the AIM market of the London Stock Exchange plc becoming effective until the first Annual Meeting of the Shareholders of the Parent.

(b)   The Parent's Code of Corporate Governance provides for the Executive, in furtherance of his duties as a Director of the Parent, to take independent professional advice, if necessary, at the Parent's expense. The Chairman or the company secretary of the Parent should be notified if this step is taken, which should only be taken in the best interests of the Parent.

(c)   The Executive acknowledges that as a Director of the Parent he is bound by the provisions of the AIM Rules of The London Stock Exchange plc, the provisions of the Financial Services and Markets Act 2000 and the Code of Market Conduct, the details of which are available from the Parent's legal advisers and company secretary of the Parent. The Executive agrees that, if at any point he is uncertain as to the interpretation of such provisions, he will seek the advice of the Chairman of the Board.

(d) The Parent shall take all necessary action to nominate the Executive to serve as a Director of the Parent, and recommend to the Company's stockholders to vote for the Executive, for so long as the Executive remains employed by the Company as its Chief Operating Officer and Secretary.

PROVISIONS RELATED TO SERVICE AS CHIEF OPERATING OFFICER AND
SECRETARY OF THE COMPANY

2.     Employment and Responsibilities.

(a)   The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

(b)   During the Term (as defined below) of this Agreement, the Executive shall be employed as the Chief Operating Officer and Secretary of the Company and shall report to the Board of Directors of the Company (the "Board"). The Executive shall be responsible for the overall operations of the Company and shall have such other duties and responsibilities as the Board may from time to time prescribe, consistent with the Executive's position and office.

(c)   The Executive shall perform and discharge his duties and responsibilities faithfully, diligently and to the best of his ability and in compliance with all applicable federal, state and local laws. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. Without limiting the generality of the foregoing, the Executive shall not serve on the Board of Directors, or otherwise participate in the business, of any company or entity other than the Parent and the Company and their affiliates; provided, however, upon the approval of the Board and provided that such activities do not interfere with the Executive's performance of his duties and responsibilities to the Parent and the Company, but subject to the other conditions of this Agreement, the Executive may serve on the boards of directors or trustees of one or more organizations in a non-executive capacity. The Executive agrees to comply with all reasonable rules, regulations and policies established by the Company.

(d)   The Executive shall act only in accordance with the Certificates of Incorporation and By-laws of the Parent and the Company, respectively, and shall comply and promptly give the Parent such information as the Parent may require to enable it to comply with the requirements of all applicable rules and regulations from time to time laid down by the London Stock Exchange plc (including the AIM Rules) and/or any other relevant authority.

(e)   In relation to dealing in any securities of the Parent and any unpublished price sensitive information affecting the securities of any other company, the Executive agrees to comply, where relevant, with every rule of law, every regulation of the AIM Rules, the UK Listing Authority, The London Stock Exchange plc and every regulation of the Parent from time to time in force including compliance with the spirit as well as the letter of the rules for the time being applicable to the relevant stock exchange on which securities of the Parent are for the time being listed or traded, and the Executive will not (and will procure so far as he is able that his spouse and children do not) deal or become or cease to be interested in any securities of the Parent except in accordance with any rules or guidelines in effect from time to time related to securities transactions by senior executives of the Parent (including the Parent's securities dealing code).

3.     Term.

The period of employment of the Executive by the Company shall commence as of the Closing and continue for an initial term of two (2) years (the "Initial Term"), unless sooner terminated in accordance herewith. Unless the Executive's employment has been terminated in accordance herewith, following the Initial Term, this Agreement shall be extended automatically for additional one (1) year periods (each a "Renewal Period" and all Renewal Periods together with the Initial Term, the "Term"), unless either party gives notice in the manner specified in Section 11 of its decision not to renew this Agreement.

4.     Compensation.

(a)   In consideration of the performance of his services, the Executive shall receive an annual base salary of $130,000 (the "Base Salary"), which shall be paid in accordance with the Company's normal payroll policies.

(b)   In addition to the Base Salary, the Executive shall be eligible to receive annual cash bonuses in the discretion of the Board of up to $100,000 (the "Annual Bonus"). The actual amount of any annual bonus shall be a function of the attainment by the Company and the Executive of performance targets established from time to time by the Board.

(c)   The Base Salary and Annual Bonus amounts shall be reviewed annually by the Board or the Remuneration Committee appointed by the Board. Your salary shall be reviewed for the first time in July 2008 and in March of each subsequent year. Increases are not automatic (and a review does not imply an increase) but will be based on individual merit and performance.

(d)   Subject to the approval by the Board, the Executive shall have the right to participate in the Parent's 2007 Equity Incentive Plan (the "Plan"). Such options shall be subject to the general terms of the Plan.

(e)   The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the lawful and ordinary course of the Company's business, consistent with its then applicable policies, and properly reported to the Company in accordance with its accounting procedures.

5.     Benefits.

(a)   The Executive shall be entitled to participate in all employee pension and welfare benefit plans, programs and practices maintained by the Company for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, pension, retirement or welfare benefit plans, programs and practices which the Company provides to its executives from time to time, including plans that supplement such plans.

(b)   The Company shall pay the reasonable membership fees of the Executive for membership of Portage Country Club.

6.     Workplace and Work Schedule.

(a)   The Executive's workplace shall initially be 3340 West Market Street, Akron, Ohio 44333.

(b)   The Executive shall be entitled to such holidays as are established by the policies of the Company and as provided by local law.

(c)   The Executive shall be entitled to four (4) weeks of vacation per year, which may be taken in various periods, subject to the Company's needs.

7.     Non-Competition; Non-Solicitation.

(a)   In consideration of the benefits to be provided to the Executive hereunder, the parties agree that during the Term of this Agreement and for a period of two (2) years after the expiration or termination of the Executive's employment with the Company for any reason, the Executive shall not Compete (as defined below) anywhere in the United States of America, including its territories and dependencies, with the Parent or any of its subsidiaries or affiliates, including the Company (the Parent and its subsidiaries and affiliates, including the Company, being hereinafter collectively referred to, for the purposes of this Clause 7 and Clause 8, as "First Communications").

(i)   As used in this Agreement, the term "Compete" means: to own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, service provider, partner or director of, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, sole proprietorship, company, corporation, association, partnership or other entity of any kind that is directly or indirectly engaged in the Telecommunications Business or the BPL Business (a "Competitor"), regardless of where such activities are conducted by such Competitor, whether directly or indirectly, or through an Affiliate or a member of the Executive's Immediate Family.

(ii)   As used in this Agreement, the term "Affiliate" means any company, corporation, association, partnership or other entity of any kind that is directly or indirectly controlled by the Executive; and the term "Immediate Family Member" shall mean spouse or child of the Executive, each spouse of any such person, each trust created for the benefit for one or more of such persons and each custodian or guardian of the property of one or more such persons.

(iii)   Notwithstanding the foregoing, the passive ownership for investment of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a company whose shares are traded on a public securities market shall not be deemed to violate this Section 7.

(b)   In consideration of the benefits to be provided to the Executive hereunder, the parties agree that during the Term of this Agreement and for a period of one (1) year following the expiration or termination of the Executive's employment with the Company for any reason, the Executive shall not directly or indirectly (i) induce or attempt to induce any employee of First Communications to leave the employ of First Communications or in any way interfere with the relationship, contractual or otherwise, between First Communications and any employee thereof or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of First Communications to cease doing business with First Communications or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and First Communications.

(c)   The parties acknowledge that this Agreement has been negotiated at arms length by the parties, none of whom being under any compulsion to enter into this Agreement. In addition, the Executive acknowledges (i) that during his service and employment with the Parent and the Company, he will acquire special expertise and talent in conducting his duties and that the Executive will have substantial contacts with customers, suppliers, advertisers and vendors of First Communications; (ii) that the Executive is placed in a position of trust and responsibility and will have access to a substantial amount of confidential information and trade secrets and that the Parent and the Company will place him in such position and give him access to such information in reliance upon his agreement not to Compete with First Communications during the time periods set forth above, including, but not limited to, the review and preparation of strategic plans and business strategies to expand the business operations of First Communications; (iii) that due to the Executive's management and supervising duties, the Executive is a repository of a substantial portion of the goodwill of First Communications and would have an unfair advantage in Competing with First Communications; (iv) that due to the Executive's special experience and talent, the breach of Sections 7, 8 or 9 of this Agreement cannot be reasonably or adequately compensated solely by damages in an action at law and First Communications shall be entitled to seek injunctive relief as provided in Section 11 hereof; (v) that the Executive is capable of Competing with First Communications; (vi) that the Executive is capable of obtaining gainful employment that does not violate the restrictions contained in this Agreement; (vii) that the nature of the business of First Communications is such that it is not limited by geographic scope and could be conducted anywhere in the United States of America; and (viii) that a material inducement for the Company in agreeing to employ the Executive was the Executive's willingness to be bound by the terms of this Agreement. The Parent and the Company has attempted to limit the Executive's rights to Compete only to the extent necessary to protect First Communications from unfair competition.

(d)   If any court determines that any of the restrictive covenants contained herein are invalid, illegal or unenforceable, the remainder of the restrictive covenants shall, to the extent enforceable under applicable law, not thereby be affected and shall be given full effect, without regard to the portions which have been declared invalid, illegal or unenforceable; provided, however, that if the economic or legal substance of the principles and transactions contemplated by this Agreement is affected in a manner materially adverse to any party as a result of the determination that a provision hereof is invalid, illegal or unenforceable, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and to ensure that the principles contemplated hereby are fulfilled to the closest extent possible.

(e)   If any court determines that any of the restrictive covenants contained herein is unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that such court shall have the power to modify any such provision to the extent necessary to render the provision enforceable, and such provision as so modified shall be enforced.

8.     Confidentiality.

(a)   Upon termination or expiration of his employment, the Executive will promptly deliver to the Company all data, lists, information, memoranda, documents and all other property belonging to First Communications or containing Confidential Information (as defined below), including, among other things, that which relates to services performed by the Executive for First Communications, or was created or obtained by the Executive while performing services for First Communications or by virtue of the Executive's relationship with First Communications. Except (i) as required in order to perform his obligations under this Agreement, (ii) as may otherwise be required by law or any legal process, or (iii) as is necessary in connection with any adversarial proceeding against First Communications (in which case the Executive shall use his reasonable best efforts in cooperating with First Communications in obtaining a protective order against disclosure by a court of competent jurisdiction), the Executive shall not, without the express prior written consent of First Communications, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly, in any way, for any person or entity any Confidential Information of First Communications at any time (during or after the Executive's employment). As used in this Agreement, the term "Confidential Information" shall mean any valuable, competitively sensitive data and information related to the business of First Communications including, without limitation Trade Secrets (as defined below) that are not generally known by or readily available to the competitors of First Communications other than as a result of an improper disclosure directly or indirectly by the Executive, but shall not include information that the extent that: (a) such information was, at the time of disclosure, in the public domain; (b) such information has been disclosed by First Communications to others without any obligation of confidentiality or such information became part of the public domain by publication or otherwise without a breach of the provisions of this Agreement; or (c) such information was known by the Executive at the time of disclosure without any obligation of confidentiality. As used in this Agreement, the term "Trade Secrets" shall mean information or data of First Communications including, but not limited to, technical or non-technical data, financial information, programs, devices, methods, techniques, drawings, processes, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (A) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (B) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.

(b)   In the event that the Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Executive shall provide First Communications with prompt notice, both in writing and by telephone, of any such request or requirement so that First Communications may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by First Communications, the Executive is nonetheless, in the written opinion of counsel, legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or significant penalty, the Executive agrees to disclose to such tribunal only that portion of the Confidential Information which such counsel advises the Executive is legally required to be disclosed and agrees to exercise his best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with First Communications to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.

(c)   The Executive understands that First Communications will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the part of First Communications to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Term and thereafter, and without in any way limiting the provisions of Section 8(a) above, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of First Communications who need to know such information in connection with their work for First Communications) or use, except in connection with his work for First Communications, Third Party Information unless expressly authorized by a member of the Board in writing.

9.     Works and Inventions.

The Executive acknowledges that all works, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development of First Communications, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by the Parent, the Company or any of their affiliates ("Work Product") belong to the Parent, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Parent. Any copyrightable work prepared in whole or in part by the Executive in the course of his work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Parent shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire," the Executive hereby assigns and agrees to assign to the Parent all right, title, and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm the Parent's ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

10.     Non-Disparagement.

The parties acknowledge and agree that they will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other party, and in the case of the Company, its officers, directors, partners, employees, affiliates, or agents thereof in either a professional or personal manner.

11.     Remedies.

The Executive acknowledges that the Company's remedy at law for a breach by him of the provisions of Sections 7, 8, 9 and 10 will be inadequate. Accordingly, in the event of a breach or threatened breach by the Executive of any provision of Sections 7, 8, 9 and 10, the Company shall be entitled to seek injunctive relief in addition to any other remedy it may have. If any of the provisions of, or covenants contained in, Sections 7, 8, 9 and 10 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction.

12.     Renewal; Termination of this Agreement.

(a)   Following the Initial Term, this Agreement shall be extended automatically for additional Renewal Periods, unless either party gives written notice of its decision not to renew this Agreement no later than three (3) months before the last date of the Initial Term or then- current Renewal Period, as the case may be. The provision of such notice shall not be a breach of this Agreement and the Executive's employment shall terminate upon such expiration date without the requirement of any further notice hereunder. Upon such expiration or the Executive's resignation, the Company shall only be obligated to pay the Executive his accrued but unpaid Base Salary and benefits through the date of expiration or resignation, as the case may be, together with any Annual Bonus earned as of such date.

(b)   If the Executive is incapacitated for a period of six (6) consecutive months during which he cannot perform his duties hereunder on a substantially full-time basis, then the Company may give written notice to the Executive terminating the Executive's employment effective thirty (30) days thereafter (the "Disability Termination Date"), and such termination shall not be deemed to be a breach of this Agreement. In such event, or in the event of the Executive's death, the Company shall (i) continue to provide the Base Salary to the Executive for one (1) year after the earlier of the Disability Termination Date or the date of the Executive's death; provided that any such Base Salary shall be offset on a dollar-for-dollar basis for any Social Security payments or any disability or life insurance the premiums for which have been paid by the Company, as the case may be, that the Executive or his estate or beneficiaries become entitled to as a result of such death or disability and (ii) pay any Annual Bonus earned as of the Disability Termination Date. Following the payments to be made hereunder, the Company shall have no further obligations to the Executive.

(c)   During the Term, the Executive's employment may be terminated by the Company for Cause (as defined below) at any time and without prior notice. As used in this Agreement, the term "Cause" shall mean (i) gross misconduct by the Executive that is materially inconsistent with the terms hereof, (ii) material failure by the Executive to perform his duties, which nonperformance continues after written notice thereof and a fifteen (15) day chance to cure, (iii) the Executive's material breach of this Agreement, which breach continues after written notice thereof and a fifteen (15) day chance to cure, (iv) the Executive's conviction of, or plea of guilty or nolo contendere to a felony, (v) habitual drug or alcohol use which impairs the ability of the Executive to perform his duties hereunder, (vi) the Executive's engaging in fraud, embezzlement or any other illegal conduct with respect to the Company or the Parent which acts are harmful to, either financially, or to the business reputation of, the Company or the Parent, or (vii) the Executive having committed, in the opinions of the UK Financial Services Authority, the civil offense of market abuse under the Financial Services and Markets Act 2000. If terminated for Cause, the Executive shall be entitled to receive the unpaid portion of the Base Salary earned through the date of termination, and all of the Company's obligations hereunder shall immediately terminate as of the termination date. The termination of the Executive's employment by the Company shall be without prejudice to the Executive's obligation, if any, to compensate the Company for such harm as it may have sustained as a result of said breach.

(d)   During the Term, the Company may terminate the Executive's employment at any time without Cause upon ten (10) days written notice by the Company, and such termination shall not be deemed to be a breach of this Agreement. If terminated without Cause during the Term of this Agreement, the Company shall (i) continue to pay the Executive the Base Salary for the twelve-month period following the date of termination and (ii) pay any Annual Bonus earned as of the date of termination. In addition, if the Company maintains the restriction obligating the Executive not to Compete pursuant to the provisions of section 7(a) above, in the second year following the termination of the Executive's employment without Cause, the Company shall continue to pay the Executive the Base Salary, for so long as the Executive is obliged to comply with the provisions of section 7(a) during that period.

(e)   The Executive acknowledges and agrees that the payments set forth in this Section 12 constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of his employment during the Term for the reasons set forth therein.

(f)   The rights and obligations of the Executive and the Company under Sections 7, 8 9 10 and 11 shall survive the termination or expiration of this Agreement.

13.     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.     No Prior or Other Agreements.

The Executive represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding that in any manner would limit or otherwise affect his ability to perform his obligations hereunder. The Executive further represents and warrants that his employment with the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

15.     Review by Counsel.

The Executive represents and warrants that counsel for the Executive has reviewed this Agreement.

16.     Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be delivered personally to the recipient or sent by registered or certified mail (return receipt requested), reputable express courier service (charges prepaid) or facsimile transmission, and such notice shall be deemed to have been given (i) when so delivered personally, (ii) three (3) business days after mailing, (iii) forty-eight (48) hours after delivery to such courier service or (iv) immediately upon receipt of confirmed answerback or other evidence of transmission. Such notices, demands and other communications shall be sent to the parties hereto at the addresses indicated below:

If to the Company or the Parent:	Ray Hexamer
3340 West Market Street, Akron, Ohio 44333

If to the Executive:	Joe Morris

or to the attention of such other person or to such other address as the recipient party has specified by prior written notice to the sending party.

17.     Severability.

The parties intend that the provisions of this Agreement shall be enforceable to the fullest extent permissible under applicable law. In the event that any provision hereof would, under applicable law, be invalid or unenforceable, such provision shall, to the extent permitted under applicable law, be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent possible under applicable law. The provisions of this Agreement are severable, and in the event that any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

18.     Service of Process.

Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process which may be served in any action or proceeding arising out of or related to this Agreement by the mailing by certified or registered mail of copies of such process to such party at the address as set forth under Section 16 hereof.

19.     Descriptive Headings.

The descriptive headings of this Agreement are inserted for convenience of reference only and shall not be utilized in interpreting this Agreement.

20.     Entire Agreement; Amendment.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof. This Agreement may not be modified or amended except in writing and signed by the parties hereto.

21.     Arbitration.

Except as provided in Section 11 hereof, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York City in accordance with the rules and procedures of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own legal fees and expenses incurred in connection therewith.

22.     Withholding.

All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

23.     Successors.

This Agreement is binding on the Executive and the Company and their successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity which assumes (either by operation of law or otherwise) the Company's obligations hereunder. No rights or obligations of the Executive hereunder may be assigned by the Executive to any other person or entity.

24.     Counterparts.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

First Communications, Inc.

By:	/s/ Raymond Hexamer
Name:	Raymond Hexamer
Title:	Chief Executive Officer

First Communications, LLC
by First Communications, Inc., Managing Member

By:	/s/ Raymond Hexamer
Name:	Raymond Hexamer
Title:	Chief Executive Officer

/s/ Joseph R. Morris
Joseph R. Morris